EX-FILING FEES

Calculation of Filing Fee Table

424(b)(5)(1)

(Form Type)

Humana, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	3.700% Senior Notes due 2029	457(r)	$750,000,000	100%	$750,000,000	0.0000927	$69,525
Fees Previously Paid	–	–	–	–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–	–		–
	Total Offering Amounts					$750,000,000		$69,525
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$69,525

(1) Final prospectus supplement.